EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of the rights of the authorized capital stock of Enterprise Financial Service Corp (the “Company”) and related provisions of our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”) and applicable Delaware law. This description is qualified in its entirety by, and should be read in conjunction with, the Certificate of Incorporation and the Bylaws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein, and Delaware General Corporation Law (the “DGCL”).
Authorized Capital Stock
Under our Certificate of Incorporation, we are authorized to issue up to 45,000,000 shares of common stock, $0.01 par value (the “Common Stock”), and 5,000,000 shares of preferred stock, $0.01 par value (the “Preferred Stock”). There are no shares of Preferred Stock currently outstanding.
Common Stock
Fully Paid and Nonassessable
All of the issued and outstanding shares of Common Stock are fully paid and nonassessable.
Voting Rights
The holders of our Common Stock are entitled to vote upon all matters submitted to a vote of our stockholders and are entitled to one vote for each share of Common Stock held. There is no cumulative voting.
Dividends
Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any series of Preferred Stock, the holders of Common Stock are entitled to participate ratably in all dividends, payable in cash, stock or otherwise, that may be declared by our Board of Directors out of any funds legally available for the payment of dividends. Each such distribution will be payable to holders of record as they appear on our stock transfer books on such record dates and dividend dates as may be fixed by our board of directors.
Liquidation/Dissolution Rights
If we voluntarily or involuntarily liquidate, dissolve or wind-up, or upon any distribution of our assets, the holders of our Common Stock will be entitled to receive, after distribution in full of the preferential amounts, if any, to be distributed to the holders of Preferred Stock or any series of Preferred Stock, all of the remaining assets available for distribution equally and ratably in proportion to the number of shares of Common Stock held by them.
Other Rights
Holders of our Common Stock do not have preemptive rights under the DGCL, or our Certificate of Incorporation or Bylaws. Shares of our Common Stock are not redeemable and have no subscription or conversion rights.

Preferred Stock
Terms of Each Series of Preferred Stock
The Company may issue Preferred Stock from time to time upon the approval of the Board of Directors, without stockholder approval, with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make it more difficult to remove our management. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock. Preferred Stock will be fully paid and nonassessable upon issuance.
Rank
Upon our dissolution, liquidation or winding up, holders of Preferred Stock are entitled to receive from our assets an amount per share equal to the respective liquidation preference before any payment or distribution is made on our Common Stock or any other class of capital stock that ranks junior to the particular series of Preferred Stock. If our assets available for distribution upon our dissolution, liquidation or winding up are insufficient to pay in full the liquidation preference payable to holders of shares of all series of Preferred Stock, such assets will be distributed to such holders on a pro rata basis in proportion to the amounts payable on those shares.
Voting Rights
If we issue shares of any series of Preferred Stock, holders of such shares will be entitled to one vote for each share held on matters on which holders of such series are entitled to vote with respect to such series or as expressly required by applicable law.
The affirmative vote or consent of the holders of a majority of the outstanding shares of each series of Preferred Stock, unless our Board of Directors establishes a higher amount, voting as a separate class, will be required for any amendment of our Certificate of Incorporation that adversely changes any rights or preferences of such series of Preferred Stock.
Certain Anti-Takeover Effects
Certificate of Incorporation and Bylaws
Our Certificate of Incorporation and Bylaws contain various protective provisions that would have the effect of impeding an attempt to change or remove our Board of Directors or to gain control of our outstanding capital stock.
Our Certificate of Incorporation and Bylaws provide:

•	that directors can be removed only upon the vote of the holders of a majority of shares then entitled to votes at an election of directors;

•	that we may issue Preferred Stock with such rights, preferences, privileges and limitations as our Board of Directors may, without prior stockholder approval, establish;

•
that special meetings of stockholders may only be called by the Chairman of the Board or Directors, the Chief Executive Officer, resolution of a majority of our Board of Directors, or the holders of not less than 50% of the shares of Common Stock then-outstanding; and

•	advance notice procedures with regard to the nomination, other than by or at the direction of our Board of Directors or a committee of the Board of Directors, of candidates for election as directors.

Restrictions on Ownership
The Bank Holding Company Act requires any bank holding company, as defined in the Bank Holding Company Act, to obtain the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”)

prior to the acquisition of 5% or more of our Common Stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our Common Stock under the Change in Bank Control Act. Any holder of 25% or more of our Common Stock, or a holder of 5% or more if such holder otherwise exercises a controlling influence over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.
Delaware General Corporation Law.
Section 203 of the DGCL applies to the Company because it is listed on a national securities exchange. Pursuant to Section 203, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an “interested stockholder,” as defined below, for a period of three years from the date that person became an interested stockholder, unless:

•
the transaction that results in a person becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder;

•
upon consummation of the transaction that results in the stockholder becoming an interested stockholder, the interested stockholder owned 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans; or

•
at or after the time the person becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and by holders of at least two-thirds of the corporation’s outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders.

Under Section 203, an “interested stockholder” is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation; or

•
an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately before the date on which it is sought to be determined whether such person is an interested stockholder.

Listing
The Company’s Common Stock is listed on the Nasdaq Global Select Market under the trading symbol “EFSC”.
Transfer Agent
The transfer agent and registrar for our Common Stock is Computershare N.A.